Exhibit 99.2

For more information:	Investor Relations:
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI TO COMMENCE TENDER OFFER TO REPURCHASE UP TO $70 MILLION WORTH OF

SHARES OF ITS COMMON STOCK

Foster City, Calif. – October 28, 2009 – Electronics For Imaging, Inc. (Nasdaq: EFII), a world leader in customer-focused digital printing innovation, today announced that its Board of Directors (the “Board”) has approved the repurchase of up to $70 million worth of shares of its common stock through the use of a “modified Dutch auction” tender offer. This approval utilizes the balance of the previously authorized $100 million share repurchase program. EFI currently expects that it will commence the tender offer during the fourth quarter of 2009, at which time it will announce, among other things, the price range in which it will offer to purchase shares.

The tender offer will be financed from EFI’s existing cash reserves. The funding of the $100 million share repurchase authorization represents the approximate after tax cash proceeds received from the sale of EFI’s excess real estate holdings earlier this year.

“The decision by the Board and Management to immediately deploy the remaining balance of our $100 million repurchase program through a tender offer completes our goal of returning the cash generated from our real estate sale to our stockholders.” said Guy Gecht, CEO of EFI. “We believe repurchasing our shares combined with bringing new innovative products to market will create value for our stockholders.”

The tender offer announced in this press release has not yet commenced. This press release is for informational purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of EFI common stock. The tender offer, if commenced, will be made solely by and subject to the terms and conditions set forth in the tender offer documents, including the Offer to Purchase and the Letter of Transmittal, that will be distributed to holders of EFI’s common stock and filed with the Securities and Exchange Commission (“SEC”). Before any decision is made with respect to the tender offer, holders of EFI’s common stock are urged to read the Schedule TO, including the Offer to Purchase, the Letter of Transmittal and other related materials when they become available and any other documents filed with the SEC because they will contain important information about the tender offer.

Holders of common stock will be able to obtain these documents as they become available free of charge at the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. In addition, holders of common stock may also request copies of the Schedule TO, the Offer to Purchase, the Letter of Transmittal and other related materials filed with the SEC free of charge by contacting EFI’s information agent for the tender offer. The tender offer will not be made to, and tenders of EFI’s common stock will not be accepted from or on behalf of holders, of EFI’s common stock in any jurisdiction in which the making or acceptance of such tender offer is not permissible.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “anticipate”, “believe”, “estimate”, “expect”, “consider” and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding EFI’s intended tender offer, the amount of the tender offer, its expected timing, EFI’s goals of returning the cash generated from its real estate sale to its stockholders, bringing new, innovative products to market and creating value for its stockholders.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on EFI’s results and trading price of EFI’s common stock. Potential risks and uncertainties include, but are not necessarily limited to, the market prices of EFI’s common stock prior to, during the term and after the intended tender offer, the uncertainty regarding EFI’s ability to commence the tender offer within the proposed timing or at all; the uncertainty regarding the amount and timing of future share repurchases by EFI and the origin of funds used for such repurchases; current world-wide financial, economic and political difficulties and downturns, including the ongoing contraction in credit, and adverse variations in foreign exchange rates, that could affect demand for our products, as well as the risk of bank failures, insolvency or illiquidity of other financial institutions and other adverse conditions in financial markets that could cause a loss of our cash deposits and invested cash and cash equivalents; differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and any other risk factors that may be included from time to time in EFI’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About EFI

EFI (www.efi.com) is a world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Rastek UV wide-format inkjet printers; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.